Exhibit 99.1

For Immediate Release

Citigroup Inc. (NYSE: C)

October 1, 2007

CITI EXPECTS SUBSTANTIAL DECLINE IN THIRD QUARTER NET INCOME

New York, NY — Citigroup Inc. (NYSE:C) announced today that dislocations in the mortgage-backed securities and credit markets, and deterioration in the consumer credit environment are expected to have an adverse impact on third quarter financial results.  Citi currently estimates that it will report a decline in net income in the range of 60% from the prior-year quarter, subject to finalizing third quarter results.

“Our expected third quarter results are a clear disappointment.  The decline in income was driven primarily by weak performance in fixed income credit market activities, write-downs in leveraged loan commitments, and increases in consumer credit costs,” said Charles Prince, Chairman and CEO of Citi.

“Our fixed income trading business has a long history of earnings power and success, as shown in this year’s record first half results.  In September, this business performed at more normalized levels and we see this quarter’s overall poor trading performance as an aberration.  While we cannot predict market conditions or other unforeseeable events that may affect our businesses, we expect to return to a normal earnings environment in the fourth quarter,” said Prince.

The following accounts for a significant portion of the expected decline in third quarter results:

Securities and Banking

Revenue reductions from:

•                  Write-downs of approximately $1.4 billion pre-tax, net of underwriting fees, on funded and unfunded highly leveraged finance commitments.  These commitments totaled $69 billion at the end of the second quarter, and $57 billion at the end of the third quarter.   Write-downs were recorded on all highly leveraged finance commitments where there was value impairment, regardless of the expected funding date.

•                  Losses of approximately $1.3 billion pre-tax, net of hedges, on the value of sub-prime mortgage-backed securities warehoused for future collateralized debt obligation (“CDO”) securitizations, CDO positions, and leveraged loans warehoused for future collateralized loan obligation (“CLO”) securitizations.

•                  Losses of approximately $600 million pre-tax in fixed income credit trading due to significant market volatility and the disruption of historical pricing relationships.

These revenue reductions were partially offset by lower expenses in Securities and Banking.

Global Consumer

•                  An increase in credit costs of approximately $2.6 billion pre-tax versus the prior-year quarter due to continued deterioration in the credit environment, organic portfolio growth, and acquisitions.  Approximately one-fourth of the increase in credit costs was due to higher net credit losses and approximately three-fourths was due to higher charges to increase loan loss reserves.

“Despite unusually poor results in certain businesses this quarter, Citi continues to execute its growth strategy and generate momentum across many of its franchises.   Citi’s international franchise continues to expand rapidly.  Globally, revenues in equity underwriting, advisory, and transaction services are growing at a healthy double-digit pace, and customer volumes in the consumer business continue to show good growth.  In Wealth Management, Citi’s ability to serve client needs through the market dislocations is generating solid results.  The structural expense initiatives announced in early April 2007 are on track and delivering the cost savings projected,” said Prince.

Citi’s estimated third quarter results include approximately $470 million of after-tax gain on the sale of Redecard shares.

RECORDED MESSAGE:  This announcement and related third quarter information are discussed in a recorded message from Chuck Prince, Chairman and CEO, and Gary Crittenden, Chief Financial Officer, available on Citi’s investor relations website, http://www.citigroup.com/citigroup/fin.

NEW EARNINGS RELEASE DATE:  The date for Citi’s third quarter 2007 earnings release has been moved from October 19, 2007 to October 15, 2007, at 6:30 am New York time.   A full discussion of financial results will be provided via webcast at 8:30 am New York time on October 15, 2007.  Please refer to the investor relations website, http://www.citigroup.com/citigroup/fin, for full details.

Citi is providing this preliminary information about its third quarter results prior to the scheduled earnings announcement date in light of the market events of recent months.  Investors should not expect Citi to provide information about the results of future quarters in advance of scheduled quarterly earnings announcement dates.  In addition, investors should not expect Citi to update the information provided in this release in advance of the scheduled announcement date for its third quarter 2007 earnings on October 15, 2007.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Citi’s filings with the Securities and Exchange Commission.

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Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management.  Citi’s brand names include Citibank, CitiFinancial, Primerica, Citi Smith Barney and Banamex.  Additional information may be found at www.citigroup.com or www.citi.com.

Contacts

Media:	Christina Pretto	(212) 559-9560
	Michael Hanretta	(212) 559-9466
	Shannon Bell	(212) 793-6206

Investors:	Arthur Tildesley	(212) 559-2718

Fixed Income Investors:	Maurice Raichelson	(212) 559-5091